UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ICF International, Inc.

(Name of Registrant as Specified In Its Charter)

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ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, Virginia 22031

Notice of Annual Meeting of Stockholders

to be Held June 5, 2008

The Annual Meeting of Stockholders of ICF International, Inc. will be held at ICF International, 9300 Lee Highway, Fairfax, Virginia 22031, on June 5, 2008, at 10:00 a.m., for the following purposes:

1.	To elect two directors for terms expiring in 2011;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2008; and

3.	To transact any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on April 18, 2008 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be sent to stockholders by mail on or about April 28, 2008.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support of ICF International, Inc.

By Order of the Board of Directors

/s/ JUDITH B. KASSEL
Judith B. Kassel, Secretary

Fairfax, Virginia

April 28, 2008

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

ICF INTERNATIONAL, INC.

ICF INTERNATIONAL, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICF International, Inc. (“ICF International” or the “Company”) to be used at the annual meeting of stockholders of the Company. The annual meeting will be held at 9300 Lee Highway, Fairfax, Virginia 22031 on June 5, 2008 at 10:00 a.m., local time. This proxy statement and enclosed proxy card are being first mailed to stockholders of record on or about April 28, 2008.

ICF International provides management, technology and policy consulting and implementation services primarily to the government, as well as to commercial and international clients. We held an initial public offering of our shares of common stock in 2006. Our common stock began trading on the Nasdaq Global Select Market under the symbol “ICFI” on September 28, 2006, and we closed the initial public offering on October 3, 2006. We use the term “CMEP” to refer to our principal stockholder, CM Equity Partners, L.P. and its affiliated partnership that holds shares of our common stock. CMEP was the principal selling stockholder in our initial public offering.

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect two directors to serve for terms expiring at our annual meeting in 2011;

•	ratify the appointment of Grant Thornton LLP as our independent registered public accountant; and

•	to transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on April 18, 2008 are entitled to vote at the annual meeting. At that time, we had 14,631,376 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy or voting instruction card. To vote by proxy or voting instruction card, you should sign and date each proxy card or voting instruction card you receive and return it in the prepaid envelope.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. If you do not direct your broker how to vote, your broker is permitted to vote your shares on the election of directors and the appointment of the independent registered public accountant, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to revoke your proxy at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of Judith B. Kassel;

•	returning a later-dated proxy card; or

•	voting in person at the meeting.

Attendance at the meeting will not in itself constitute revocation of your proxy.

Attending the Meeting

If you are a beneficial owner of ICF International common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you want to vote your shares of ICF International common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of April 18, 2008 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors and approve the other proposals?

At this year’s annual meeting, stockholders will elect two directors to serve a term of three years. In voting on the election of directors, you may vote in favor of both nominees, withhold votes as to both nominees, or withhold votes as to a specific nominee. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. The ratification of Grant Thornton LLP as the independent registered public accounting firm will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the voting.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the annual meeting other than the two proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of The Proxy Advisory Group, LLC will tabulate the votes and act as inspectors of election.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes of two members in one class and three members in the remaining two classes. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Board of Directors has nominated the following individuals, each of whom is currently a director, for election as directors for terms expiring at our annual meeting in 2011 or until their respective successors have been elected and qualified.

•	Dr. Edward H. Bersoff

•	David C. Lucien

If any of these nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that either nominee will be unavailable. The accompanying proxy may be voted for up to the number of nominees named and the nominees receiving the largest number of “FOR” votes will be elected to the director positions to be filled.

The following information is provided regarding each nominee for election as a director and the continuing directors. The age indicated for each individual is as of December 31, 2007.

Directors Whose Term of Office Expires in 2011—Class II Directors

Dr. Edward H. Bersoff, age 65, has served as a director of ICF since October 2003. Dr. Bersoff is the Chairman, President and CEO of ATS Corporation, an information and technology services firm located in Northern Virginia. Previously, he was chairman and founder of Greenwich Associates, a business advisory firm located in Northern Virginia which was formed in 2003. From November 2002 to June 2003, he was managing director of Quarterdeck Investment Partners, LLC, an investment banking firm, and chairman of Re-route Corporation, a company that offers email forwarding and address correction services. From February 1982 until November 2001, Dr. Bersoff was Chairman, President and Chief Executive Officer of BTG, Inc., a publicly traded information technology firm he founded in 1982. Under Dr. Bersoff’s leadership, BTG, Inc. completed six acquisitions in the federal services industry. In November 2001, BTG, Inc. was acquired by The Titan Corporation, a New York Stock Exchange listed company. Dr. Bersoff served as a director of Titan from February 2002 until August 2005 when Titan was sold. In addition, Dr. Bersoff serves on the boards of EFJ, Inc., a manufacturer of wireless communications products and systems primarily for public service and government customers, a public company, and a number of private companies, including 3001 International, Inc. Dr. Bersoff holds A.B., M.S. and Ph.D. degrees in mathematics from New York University and is a graduate of the Harvard Business School’s Owner/President Management Program. Dr. Bersoff is the former Rector of the Board of Visitors of Virginia Commonwealth University, a Trustee of the VCU Medical Center, and a former Trustee of New York University.

David C. Lucien, age 57, has served as a director of ICF since August 2004. Mr. Lucien has more than 37 years of experience in the information technology industry within both commercial and government sectors. He has held several senior-level executive positions for private and public technology companies involved in computer systems manufacturing, technology services and systems integration. Most recently, Mr. Lucien assumed the role of Chairman and CEO of CMS Information Services, Inc. in March 2003, serving until CMS was sold to CACI International in March 2004. Currently, Mr. Lucien serves as an advisor from time to time, through Mr. Lucien’s company, DCL Associates, assisting various equity funds in the review of current and potential portfolio companies that focus on information technology services, federal services, telecommunications and the Internet. Prior to his work at CMS Information Services, Inc., Mr. Lucien was the founder and principal of Interpro Corporation, a strategic advisory services firm, from January 1990 until December 2002. Mr. Lucien is a founder and Chairman Emeritus of the Northern Virginia Technology Council and Chairman Emeritus of the Virginia Technology Council. Mr. Lucien also sits on the Advisory Board of the Draper Atlantic Fund.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH NOMINEES.

Directors Whose Term of Office Expires in 2009—Class III Directors

Richard M. Feldt, age 56, has served as a director since March 10, 2008. Mr. Feldt currently serves as President, Chief Executive Officer and a director of Evergreen Solar, Inc., a NASDAQ-listed developer and manufacturer of photovoltaic panels, since December 2003 and Chairman of the Board since January 2007. Previously, he served as Chief Executive Officer of Perseid, a spin-off from the Raytheon Corporation to commercialize proprietary optical phased array technology, since 2002. Mr. Feldt received a Bachelor of Science in Industrial Engineering from Northeastern University.

Joel R. Jacks, age 60, has served as a director of ICF since June 1999. Mr. Jacks is a Managing Partner, and was a founder, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company CM Equity Management, L.P. Mr. Jacks served as the Chairman and Chief Executive Officer of ATS Corporation, formerly Federal Services Acquisition Corporation, from April 2005 until January 2007, and continues to serve as a director of ATS Corporation, an information and technology services firm serving U.S. federal, state and local government agencies. Related to his private equity investing activities, Mr. Jacks is a director of several companies, including RGS Associates, Inc., Falcon Communications, Inc., Preferred Systems Solutions, Inc., Laguna Ventures, Inc. and 3001 International, Inc. Mr. Jacks received a Bachelor of Commerce degree from the University of Cape Town and an MBA from the Wharton School, University of Pennsylvania.

Sudhakar Kesavan, age 53, has served as a director of ICF since June 1999 and serves as the Chairman, President and Chief Executive Officer of ICF and its wholly-owned subsidiary, ICF Consulting Group, Inc. In 1997, Mr. Kesavan was named President of ICF Consulting Group, Inc. when it was a subsidiary of ICF Kaiser. In 1999, ICF Consulting Group was divested from Kaiser and became a wholly-owned subsidiary of the Company through a joint effort of the management of ICF Consulting Group, Inc. and CM Equity Partners, L.P. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan serves on the Board of the Rainforest Alliance, a New York based nonprofit environmental organization.

Nominees for Election as Directors for Terms Expiring in 2010—Class I Directors

Dr. Srikant M. Datar, age 54, has served as a director of ICF since July 2006. Dr. Datar is the Arthur Lowes Dickinson Professor of Business Administration at Harvard University and a Senior Associate Dean at Harvard Business School. Dr. Datar is a Chartered Accountant and has been a professor of accounting and business administration at Harvard since July 1, 1996, previously serving as a professor at Stanford University and Carnegie Mellon University. Dr. Datar is a member of the board of directors of Novartis AG, a holding company organized under Swiss law and publicly traded on the SWX Swiss Stock Exchange and, in the form of American Depositary Shares, NYSE, KPIT Cummins Infoystems Ltd., a public company under Indian Law whose shares are publicly traded on the Mumbai Stock Exchange and of Harvard Business School Publishing. He has published his papers in several leading academic journals and has consulted with and done field-based research with many large corporations. He has presented his research to managers and executives in North and South America, Europe, Asia and Africa. Dr. Datar received gold medals upon his graduation from the Indian

Institute of Management, Ahmedabad, and the Institute of Cost and Works Accountants of India. Dr. Datar received a master’s degree in statistics, a master’s degree in economics and a Ph.D. in business from Stanford University.

Eileen O’Shea Auen, age 45, has served as a director since March 10, 2008. From 2005 to 2007, Ms. Auen was the Chief Executive Officer of APS Healthcare, Inc. Prior to her role at APS Healthcare, Ms. Auen was a managing partner of Chapterhouse, LLC from 2004 to 2005, the President of Health Net of the Northeast from 2003 to 2004, and served as the President of the Southeast Region of Cigna Healthcare from 2000 to 2003. Ms. Auen received a Bachelor of Arts degree from Towson University and a Masters in Business Administration from the University of Virginia.

Peter M. Schulte, age 50, has served as a director of ICF since June 1999. Mr. Schulte is a Managing Partner, and was a founder, of the private equity firm CM Equity Partners, which invests in established middle market companies and manages private equity funds and investments through its management company CM Equity Management, L.P. In addition, Mr. Schulte served as the President, Secretary and a director of ATS Corporation, formerly Federal Services Acquisition Corporation, from April 2005 until January 2007, and continues to serve as a director of ATS Corporation, an information and technology services firm serving U.S. federal, state and local government agencies. Related to his private equity investing activities, Mr. Schulte is a director of several companies, including RGS Associates, Inc., Preferred Systems Solutions, Inc., Laguna Ventures, Inc. and 3001 International, Inc. Mr. Schulte received a Bachelor of Arts degree in Government from Harvard College and a Masters in Public and Private Management from the Yale School of Management.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Grant Thornton LLP to serve as our independent registered public accountant for fiscal year 2008 and requests that stockholders confirm such appointment. Grant Thornton audited our consolidated financial statements for 2007. Representatives of Grant Thornton will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not ratify Grant Thornton as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant. The Audit Committee may, in its discretion, retain Grant Thornton or another independent registered public accounting firm without re-submitting the matter to the Company’s shareholders. Even if stockholders vote in favor of the appointment, or on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU RATIFY THE APPOINTMENT OF

GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2008.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has four regularly scheduled meetings per year and special meetings are called as the need arises. These meetings are usually held at our headquarters in Fairfax, Virginia. The Board met nine times in 2007. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which they serve. During 2007, each director attended at least 75% of the total meetings of the Board and those committees on which they served. Each director attended our annual meeting of stockholders held in 2007, with the exception of Mr. Datar.

Director Independence

The Board has affirmatively determined that Drs. Edward H. Bersoff and Srikant M. Datar, and Messrs. David C. Lucien and Richard M. Feldt and Ms. Eileen O’Shea Auen are independent directors in accordance with the requirements of the Nasdaq Global Select Market and the rules of the Securities and Exchange Commission. We believe that we comply with all applicable requirements of the Securities and Exchange Commission and the Nasdaq Global Select Market relating to director independence and the composition of the committees of our Board of Directors.

Board Committees

The Board has an Audit Committee and Compensation Committee, each composed of a majority of independent directors as defined by the Nasdaq Global Select Market. Each Committee has a charter that can be found in the “Investor Relations—Corporate Governance” portion of our web site (www.icfi.com).

Audit Committee. The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. It is currently composed of Drs. Bersoff and Datar, and Mr. Lucien, and met seven times in 2007. Dr. Bersoff is the Committee Chairman. The Board has determined that each Audit Committee member is financially literate and has determined that Dr. Bersoff is an “audit committee financial expert” as defined under Securities and Exchange Commission rules and regulations by virtue of his background and experience. Dr. Bersoff also qualifies as a financial expert in accordance with the listing standards of the NASDAQ Stock Market applicable to Audit Committee members. Each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934 and in accordance with the listing standards of the NASDAQ Stock Market. We expect the Audit Committee to meet not less often than four times a year.

The Audit Committee appoints our independent auditors, reviews the financial reports and related financial information provided by the Company to governmental agencies and the general public, reviews the Company’s system of internal and disclosure controls and the effectiveness of its control structure, and reviews the Company’s accounting, internal and external auditing and financial reporting processes. The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. All of the non-audit services provided by the independent auditor were pre-approved by the Audit Committee in accordance with its pre-approval procedures. The Audit Committee’s report can be found under “Report of the Audit Committee” in this proxy statement.

Compensation Committee. The Compensation Committee is currently composed of Dr. Bersoff and Messrs. Lucien and Schulte and met seven times in 2007. Mr. Schulte served as the Committee Chairman until October 1, 2007, when he was replaced as chairman by Mr. Lucien.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to management, organization, performance, compensation and succession. In discharging its responsibilities, the Compensation Committee considers and authorizes our compensation philosophy, evaluates our senior management’s performance, and approves all material elements of the compensation of our executive officers. The

Compensation Committee also reviews the administration of our incentive compensation, retirement and equity-based plans. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management, and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

In accordance with applicable Nasdaq Global Select Market rules allowing for the appointment of a non-independent member of the compensation committee in exceptional and limited circumstances, the Board has determined that the appointment of Peter M. Schulte to the Compensation Committee is in the best interests of the Company. In making this determination, the Board considered Mr. Schulte’s relationship with CMLS Management and the payment by the Company to CMLS Management of consulting fees in 2005 and 2006. The Board determined that this relationship did not affect Mr. Schulte’s ability to execute independent judgment on the Compensation Committee and that his participation on the committee was in the best interests of the Company. We expect the Compensation Committee to meet not less often than twice per year. Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and, except for Mr. Schulte, an “outside director” under Section 162(m) of the Internal Revenue Code.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee is currently composed of Dr. Bersoff and Messrs. Jacks, Lucien, Schulte and Kesavan and met eight times in 2007. Mr. Schulte serves as the Committee Chairman. The purpose of the Mergers and Acquisitions Committee is to review and assess, and assist the Board of Directors in assessing, potential acquisitions, strategic investments and divestitures.

Compensation Committee Interlocks and Insider Participation

Dr. Bersoff and Messrs. Lucien and Schulte were members of the Compensation Committee for the year ended December 31, 2007. None of them is or was an officer or employee of the Company. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Selecting and Nominating Directors

We do not maintain a standing nominating committee responsible for nominating director candidates or considering director nominees and accordingly do not maintain a Nominating Committee Charter. Nominees for the Board of Directors are recommended to the Board by a majority of the independent directors who review the credentials of potential director candidates (including potential candidates recommended by stockholders, current directors or management) and conduct interviews and make formal recommendations to the Board for the annual and any interim election of directors. In making recommendations, a variety of factors are considered, including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it deems appropriate and in the best interests of us and our stockholders.

We will consider candidates for director who are recommended by the stockholders. Stockholder recommendations should be submitted in writing to: Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031. The letter should include the candidate’s name, age, business address, residence address, principal occupation, as well as the number of shares of our stock the candidate owns. We may also require a candidate to furnish additional information regarding eligibility, qualifications and commitment to serve. Although the Board does not have a written policy on stockholder nominations, in the event a stockholder has submitted a proposed nominee, the Board would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the Board of Directors would evaluate nominees for director recommended by the Board of Directors.

Stockholder Communications with the Board

You may contact the Board of Directors by sending a letter marked “Confidential” and addressed to the Board of Directors, ICF International, Inc., c/o Judith B. Kassel, Secretary, 9300 Lee Highway, Fairfax, Virginia 22031 USA. All communications will be forwarded to the Board.

Executive Officers of the Registrant

The following table includes information with respect to all of our executive officers at December 31, 2007. All executive officers serve at the pleasure of our Board of Directors.

Name	Age	Title
Sudhakar Kesavan	53	Chairman, President and Chief Executive Officer
John Wasson	46	Executive Vice President and Chief Operating Officer
Alan Stewart	53	Chief Financial Officer
Ellen Glover	52	Executive Vice President
Gerald Croan	58	Executive Vice President

Sudhakar Kesavan serves as the Chairman, President and Chief Executive Officer of ICF and its wholly-owned subsidiary, ICF Consulting Group, Inc. In 1997, Mr. Kesavan was named President of ICF Consulting Group, Inc. when it was a subsidiary of ICF Kaiser. In 1999, ICF Consulting Group was divested from Kaiser and became a wholly-owned subsidiary of the Company through a joint effort of the management of ICF Consulting Group and CM Equity Partners, L.P. Mr. Kesavan received his Master of Science degree from the Technology and Policy Program at the Massachusetts Institute of Technology, his postgraduate diploma in management from the Indian Institute of Management, Ahmedabad and his Bachelor of Technology degree (chemical engineering) from the Indian Institute of Technology, Kanpur. Mr. Kesavan serves on the Board of the Rainforest Alliance, a New York based nonprofit environmental organization.

John Wasson serves as an Executive Vice President and Chief Operating Officer of ICF and has been with ICF Consulting Group since 1987. Mr. Wasson previously worked as a staff scientist at the Conservation Law Foundation of New England and as a researcher at the Massachusetts Institute of Technology Center for Technology, Policy and Industrial Development. Mr. Wasson holds a Master of Science degree in Technology and Policy from the Massachusetts Institute of Technology and a Bachelor of Science in Chemical Engineering from the University of California, Davis.

Alan Stewart serves as Senior Vice President and Chief Financial Officer of ICF and has been with ICF Consulting Group, Inc. since 2001. Mr. Stewart has over 31 years of experience in financial management, including mergers and acquisitions. Prior to joining the Company, Mr. Stewart was Chief Financial Officer at DataZen Corporation, Blackboard, Inc. and Deltek Systems, Inc. Prior to joining Deltek Systems, Inc., Mr. Stewart held senior finance positions at BTG, Inc., Tempest Technologies, Inc., C3, Inc., the Division of Corporation Finance at the U.S. Securities and Exchange Commission, Martin Marietta Corporation and Touche Ross & Co. Mr. Stewart received his Bachelor of Science in Accounting from Virginia Commonwealth University and is a Certified Public Accountant. Since January 2008, Mr. Stewart has served on the Board of Global Packaging, USA, a private equity backed company.

Ellen Glover serves as an Executive Vice President of ICF and joined ICF Consulting Group in 2005. Prior to joining ICF in 2004, Ms. Glover served as the Vice President and General Manager of Dynamics Research, a publicly-traded professional and technical services contractor to federal and state government agencies, which acquired Impact Innovations Group. Prior to the acquisition, from 2002 to 2004, Ms. Glover served as President of Impact Innovations Group, a provider of information technology services to federal and commercial markets. From 1983 to 2002, Ms. Glover was an officer of Advanced Technology Systems, a provider of information technology services to the U.S. Department of Defense and civilian agencies. Ms. Glover served as President and Chief Operating Officer of Advanced Technology Systems from 1994 to 2002, as Director of Operations from

1990 to 1993 and as a Program Manager prior to 1990. Ms. Glover was the Chair of the Industry Advisory Council from 2005 to 2006 and Executive Vice Chair from 2004 to 2005. In addition, Ms. Glover has served on the boards of ITAA and Women in Technology. Ms. Glover won the 2007 Janice K. Mendenhall Spirit of Leadership Award and the 2001 Federal Computer Week Federal 100 Eagle Award. Ms. Glover holds a Master of Science in Urban Planning and a Bachelor of Arts in History and Political Science from the University of Pittsburgh.

Gerald Croan serves as an Executive Vice President of ICF and the president of ICF’s subsidiary, Caliber Associates, Inc., which focuses on our health, human services and social programs market. Mr. Croan joined ICF with our acquisition of Caliber Associates, Inc. effective October 1, 2005. Mr. Croan founded Caliber Associates, Inc. in 1983 and has served as its president since its inception. Mr. Croan’s experience includes research, evaluation, technical assistance and training, and related program support services for juvenile justice, victim services, youth services and community programs, military family issues and developmental work on community needs assessment systems for the military. Mr. Croan’s work has been recognized by the U.S. Department of Defense, Department of Justice, and Department of Health and Human Services. Prior to founding Caliber Associates, Inc., Mr. Croan served as a senior manager at two consulting organizations and with the Pennsylvania Department of Justice. Mr. Croan holds a Bachelor of Science degree and a Master of City Planning degree from the Massachusetts Institute of Technology. Mr. Croan has served on the Board of the National Association of Child Care Resource and Referral Agencies, an Arlington, Virginia based nonprofit organization, since 2003 and on the Board of the National Learning Institute, a Washington, D.C. based nonprofit organization, since 2001.

Code of Ethics and Corporate Governance Principles

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Our Code of Ethics applies to all of our employees, including our chief executive officer, our chief financial officer and our controller. The Code of Ethics and all committee charters are posted in the Investor Relations – Corporate Governance portion of our website (www.icfi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Eric A. Hamann, Investor Relations.

Certain Relationships and Transactions with Related Persons

We review all transactions between us and any of our officers and directors. Our Code of Ethics, which applies to all directors and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as necessary. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

There have not been any transactions during the last fiscal year to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than equity and other compensation, termination, change-in control and other arrangements, which are described in the section captioned “Executive Compensation—Potential Payments upon Termination or Change in Control.”

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2008, by:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The percentages shown in the following table are based on 14,631,376 shares of common stock outstanding as of March 31, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares subject to options held by that person that were exercisable as of March 31, 2008 or within 60 days of that date. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options, but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o ICF International, Inc., 9300 Lee Highway, Fairfax, VA 22031. The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties.

	Shares beneficially owned
Beneficial Owner	Number	Percentage
Directors & Executive Officers
Sudhakar Kesavan(1)	335,665	2.26%
John Wasson(2)	172,736	1.17
Alan Stewart(3)	89,472	*
Ellen Glover(4)	70,000	*
Gerald Croan(5)	30,900	*
Dr. Edward H. Bersoff(6)	24,000	*
Dr. Srikant M. Datar(7)	9,661	*
Joel R. Jacks(8), (9)	7,243,952	49.51
David C. Lucien(10)	17,797	*
Peter M. Schulte(11),(9)	7,246,507	49.53
Eileen O’Shea Auen(13)	5,152	*
Richard M. Feldt(14)	5,208	*
Directors and Executive Officers as a group (12 persons)	8,012,341	53.36

Beneficial Owners Holding More Than 5%
CM Equity Partners, L.P.(11)	2,636,242	18.02
CMEP Co-Investment ICF, L.P.(11)	3,131,586	21.40
CM Equity Partners II, L.P.(11)	1,339,603	9.16
CM Equity Partners II Co-Investors, L.P.(11)	126,182	*
CM Equity Partners, L.P. and affiliates as a group(11), (12)	7,233,613	49.44

*Represents	beneficial ownership of less than 1%.

(1)	The total number of shares listed as beneficially owned by Sudhakar Kesavan includes options to purchase 191,698 shares of our common stock and 68,333 shares of unvested restricted common stock.

(2)	The total number of shares listed as beneficially owned by John Wasson includes options to purchase 89,437 shares of our common stock and 41,666 shares of unvested restricted common stock.

(3)	The total number of shares listed as beneficially owned by Alan Stewart includes options to purchase 62,500 shares of our common stock and 31,666 shares of unvested restricted common stock.

(4)	The total number of shares listed as beneficially owned by Ellen Glover includes options to purchase 30,000 shares of our common stock and 20,000 shares of unvested restricted common stock.

(5)	The total number of shares listed as beneficially owned by Gerald Croan includes options to purchase 10,000 shares of our common stock and 20,000 shares of unvested restricted common stock.

(6)	The total number of shares listed as beneficially owned by Edward Bersoff includes 4,000 shares of unvested restricted common stock.

(7)	The total number of shares listed as beneficially owned by Srikant Datar includes 4,000 shares of unvested restricted common stock.

(8)	The total number of shares listed as beneficially owned by Joel Jacks includes 4,000 shares of unvested restricted common stock.

(9)	Directors Peter M. Schulte and Joel R. Jacks are the managing members of entities that serve as the general partners of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. Messrs. Schulte and Jacks disclaim beneficial ownership of the shares of the Company’s common stock owned by each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. except to the extent of their respective pecuniary interests therein. The address for each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. is 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.

(10)	The total number of shares listed as beneficially owned by David Lucien includes 4,000 shares of unvested restricted common stock.

(11)	The total number of shares listed as beneficially owned by Peter Schulte includes 4,000 shares of unvested restricted common stock

(12)	Represents shares of common stock held by CM Equity Partners, L.P. and CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P., affiliates of CM Equity Partners, L.P.

(13)	The total number of shares listed as beneficially owned by Eileen O’Shea Auen includes 5,096 shares of unvested restricted common stock.

(14)	The total number of shares listed as beneficially owned by Richard Feldt includes 5,096 shares of unvested restricted common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the Company executives is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Company’s executive team, including the executive officers, are similar to those provided to other Company key employees. The five executives included in the Summary Compensation Table on page 15 are referred to as our named executives.

Compensation Philosophy and Objectives

In the fall of 2006, the Committee engaged Syzygy Consulting Group, an independent compensation consulting firm, to conduct an initial review of executive and senior management compensation structure and programs. In the fall of 2007, the Committee engaged Towers Perrin to review the Company’s compensation policy and practices and compare them to current trends in board and executive compensation by our peers, while at the same time review moving from a private equity compensation model to that of a public company. Based on these reviews and a review of best industry practices, we established in 2006 and updated throughout 2007 our compensation philosophy with the following objectives:

•

Reward performance and contribution to our business. Programs should be designed to reward extraordinary performance with strong compensation; likewise, where individual performance falls short of expectations and/or Company performance lags the peer group performance, the programs should deliver lower payouts.

•	Pay-for-performance and retention must be balanced. To attract and retain a highly skilled work force, we must remain competitive with the pay of our peer companies who compete with us for talent.

•

Compensation should be aligned with stockholder interests. Key employees should have a substantial proportion of their compensation in the form of equity participation to better align their individual financial interest with those of our stockholders.

•

Relationship between overall Company goals and each individual’s personal goals should be clear. Employees should be able to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the departmental and Company’s achievement of its strategic and operational goals.

•

Provide only necessary perquisites for named executives. The compensation program is designed such that only those perquisites necessary to attract and retain named executives and/or improve the named executive’s ability to safely and effectively carry out his or her responsibilities.

Implementing Our Objectives

Use of Market Data

To evaluate our compensation for our named executives, Towers Perrin collected competitive data for base salary, annual bonus and long-term stock-based incentives. This competitive data includes public companies in the same industry and relevant executive labor market data, plus additional reputable market survey data to validate the peer group benchmarks. The peer group we use is comprised of publicly traded U.S.-based professional services companies that serve the government sector. This peer group is periodically reviewed and updated by the Committee, to consist of companies against which the Committee believes the Company competes for talent.

The companies comprising the compensation peer group are the following:

MAXIMUS Inc.	ManTech International Corp	IHS Inc.

CACI International Inc.	Huron Consulting Group	SI International Inc.

CRA International Inc.	LECG Corp.	SRA International Inc.

MTC Technologies Inc.	Navigant Consulting Inc.	Stanley Inc.

	CIBER Inc.	GTSI Corp.

The Company’s projected revenues for 2007 of approximately $700 million (the survey data was prepared in the fall of 2007) were generally in the 61st percentile range when compared to this group.

We compete with many larger companies for top executive-level talent. As a result, the Committee also considers data obtained from broader surveys. The broader surveys provide additional perspective on the peer group compensation data and represent the broader market in which we compete for senior executives.

Role of Management in Compensation Decisions

In 2007, the Committee made compensation recommendations to the Board for all named executives and the Board made the final compensation decisions. In the case of executives other than the chief executive officer (the “CEO”), the CEO annually reviews the performance of the executive team, provides a list of the fiscal year accomplishments by the executive team and Company as a whole to the Committee, and then makes recommendations to the Committee based on these reviews, as well as an analysis of competitive market data. The Committee considers these CEO recommendations when formulating its recommendations for the full Board. Additionally, the Committee members met individually with each of the named executives as part of the performance review process.

2007 Executive Compensation Components

For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers included (i) base salary and (ii) incentive compensation, which included both cash bonuses and equity awards.

The Committee has discretion with respect to the size, types and amounts of compensation and, in the case of bonuses and equity awards, whether to make available, of any of the principal compensation components for the named executive officers. In terms of long-term incentive compensation, the Committee establishes firm allocation targets for cash bonuses, but does not have firm allocation targets for equity awards. The Committee has increased the long-term incentive component of the compensation package for the named executives to reflect a more market-based mix and to further emphasize longer-term strategic and financial objectives. The following section summarizes the role of each compensation component and how decisions are made for the named executives.

Base Salary

The Company provides named executives with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges are typically reviewed annually as part of the Company’s annual performance review process as well as in conjunction with a promotion or other change in job responsibility of a named executive or as a result of specific commitments made when a named executive is hired.

Base salary for 2007 was established after the review of several factors that included the following:

•	existing contractual obligations;

•	individual performance of the executive and performance of the Company as a whole;

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	salaries of executives in comparable positions and responsibilities at peer companies.

The Committee reviewed salaries at the 50th percentile of the compensation peer group, as well as the 50th percentile of a nationally-recognized compensation survey for a broad range of companies of comparable size and similar revenues. Early in each year, the Committee reviews and sets each executive’s pay to reflect the above considerations. The effective date of salary increases typically will be March 1st of each year. Overall, the percent increase of the annualized base salaries to be paid to our named executive officers for fiscal year 2008 compared to fiscal year 2007 ranges from 15% to 20%. Mr. Kesavan’s annualized 2007 salary of $400,000 increased to $480,000 for 2008, or an increase of 20%. Mr. Wasson’s annualized 2007 salary of $340,000 increased to $400,000 for 2008, or an increase of 18%. Mr. Stewart’s annualized 2007 salary of $270,000 increased to $320,000 for 2008, or an increase of 19%. Both Ms. Glover and Mr. Croan’s annualized salaries increased by 15%, with Ms. Glover’s increasing from $260,000 in 2007 to $300,000 in 2008 and Mr. Croan’s increasing from $230,000 in 2007 to $265,000 in 2008.

The adjustments in base salary amounts for 2008 for the named executive officers place their salaries closer to the 50th percentile of the compensation peer group, although still slightly below that level. The Committee determined that instead of matching the salary component to its peers, it wanted to add more compensation to the at-risk portion of compensation, as described below under “Incentive Compensation.”

Incentive Compensation

Both our cash bonuses and equity awards are made pursuant to our 2006 Long-Term Equity Incentive Compensation Plan (the “Plan”). The Plan is designed to (i) optimize the profitability and growth of the Company through incentives consistent with the Company’s goals, (ii) link and align the personal interests of participants with an incentive for excellence in individual performance, and (iii) promote teamwork.

Tax Implications. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation in excess of $1.0 million in any taxable year paid to the CEO or the three next most highly compensated executive officers, other than the CEO and CFO. However, 2007 compensation in excess of $1 million paid to our named executives is deductible because of the exemption for companies that are newly publicly-held companies contained in the regulations under Section 162(m). Because the Plan was in effect prior to the Company’s initial public offering, and the initial public offering disclosed information regarding the Plan that satisfied all applicable laws, then pursuant to Treasury Regulation § 1.162-27(f)(2)(iv), the $1.0 million deduction limit set forth is not applicable to remuneration paid under the Plan until the annual stockholders’ meeting in 2010 at which directors are elected.

Annual Incentive Bonus. As described in the initial public offering prospectus, the Committee has designed a new annual incentive bonus program for 2007. The amount available to fund bonuses is determined by financial performance targets. Each year, the Committee establishes bonus targets for each executive based on job responsibilities, internal comparisons and peer group data. In addition, the Committee provides executives with the opportunity to be rewarded based upon performance goals that will vary based on the executives’ position. These targets include financial goals relating to earnings, revenues, backlog, strategic goals relating to acquisitions and technology initiatives and operational goals relating to expense management and people development. In 2007, the Committee evaluated these performance targets, in addition to the named executive’s individual performance goals, in the determination of the 2007 bonuses. The Company implemented bonus programs for key employees other than the named executives that are aligned with similar goals and objectives.

The target bonus as a percent of base salary for the named executives in 2007 was as follows: Mr. Kesavan, 50%; Mr. Wasson, 50%; Mr. Stewart, 50%; Mr. Croan, 40%; and Ms. Glover, 40%. However, the named executives do not receive a bonus unless the Company achieves the minimum performance level; 75% of the target bonus if the Company achieves the minimum level; and increasing proportionately up to 150% of the target bonus if the Company achieves or exceeds the maximum performance level. If the Company exceeds the maximum performance level, no additional increase in bonus may occur without the approval of the CEO and the Compensation Committee. The performance level achievement is determined by the Committee in its discretion after weighing achievement of the specific goals, as well as individual performance.

The 2007 bonuses reflect both the strong performance of the Company and the named executive officers individually. Specifically, for Messrs. Kesavan, Wasson and Stewart, the Committee considered their respective and relative contributions to overall corporate performance and their extraordinary individual performance in 2007, resulting in annual growth of gross revenue, EBITDA, net income and fully-diluted earnings per share of 119%, 190%, 242% and 147%, respectively, over 2006. Further, the Company closed four acquisitions during 2007, as well as spent significant efforts in the fourth quarter of 2007 working toward a definitive purchase agreement with Jones and Stokes, that came to fruition in early 2008.

In addition, the Company won the Human Resources Apollo Award from the Society of Human Resources Management and Helios for employee development, continued strong pipeline growth, and more than doubled our stock price from our initial public offering—from $12.00 per share to $25.26 per share on December 31, 2007. The percentage weight of each component comprising the CEO, COO and CFO target bonus is as follows: 50% for net earnings per annual plan budget; 12.5% for revenue forecast; 12.5% for backlog target; 5.0% for organizational development; 10.0% for acquisitions and 10.0% for expense management as a percent of gross revenue. Performance in each of these categories during 2007 far exceeded the Company’s anticipated targeted amounts.

For Ms. Glover and Mr. Croan, the Committee considered their contributions to the overall corporate performance, as well as the performance of the business unit that each leads. The percentage weight of each component comprising the Executive Vice President target bonus, to which both Ms. Glover and Mr. Croan adhere to, is as follows: 20% for practice gross revenue; 20% for practice local margin; 12.5% for pipeline development; 12.5% for sales; 25.0% for collaboration and support of strategic goals; and 10.0% for staff development. For Ms. Glover, all of the target components were exceeded, except for (i) practice gross margin, where she achieved 95% of the target, and (ii) practice local margin, where she achieved 70% of the target. For Mr. Croan, all of the target components were exceeded, except for (i) practice gross revenue, where he achieved 91% of the target, (ii) practice local margin, where he achieved 68% of the target, and (iii) sales, where he achieved 92% of the target. The Committee recognized that both Ms. Glover and Mr. Croan also spent significant time on the 2007 acquisitions, and that several senior strategic hires were made mid-year that were not included in the original calculated targets because, when the targets were established, the Committee concluded that the Company as a whole could afford the investment represented by the hires.

Accordingly, the Committee determined that Messrs. Kesavan, Wasson and Stewart achieved 151% of their target bonus, Ms. Glover achieved 109% of her target bonus, and Mr. Croan achieved 102% of his target bonus. The bonus awards made for each of the named executives in 2007 under the incentive compensation plan were as follows: Mr. Kesavan, $1,500,000; Mr. Wasson, $1,000,000; Mr. Stewart, $600,000; Mr. Croan, $100,000; and Ms. Glover, $150,000. These bonuses are reflected in the bonus column of the Summary Compensation Table on page 15.

For 2008, the target bonus as a percent of base salary for the named executive officers will be as follows: Mr. Kesavan, 100%; Mr. Wasson, 80%; Mr. Stewart, 75%; Mr. Croan, 50% and Ms. Glover, 50%. These percentage increases are consistent with the Committee’s decision to ensure that a significant portion of the named executive officer compensation is at-risk.

Equity Awards. The Company’s equity component is designed to encourage participants to focus on long-term Company performance and provide an opportunity for executive officers and certain designated key employees to increase their stake in the Company through stock options and/or restricted stock grants.

Such awards are designed to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

Equity awards vary among participants based on their positions within the Company, their individual contributions, and the value added to the organization. In evaluating awards, we consider current value, expected value at grant, and the ownership percentage associated with the award to draw a comparison among the recipients and make market comparisons to similarly situated executives in peer group companies. In establishing award levels, we consider existing equity ownership levels of the participants. However, we have no formal ownership guidelines or requirements. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support stockholder value.

During fiscal year 2007, the Committee approved the following grants to our named executives:

	Fiscal 2007 Equity Incentive Awards
	Stock Options		Restricted Stock
Name	Shares Underlying Options (#)	Exercise Price ($)	Value of Stock Awards ($)(1)	Shares Underlying Stock Awards (#)
Sudhakar Kesavan	50,000	$18.31	$885,500	35,000
John Wasson	45,000	$18.31	$632,500	25,000
Alan Stewart	45,000	$18.31	$379,500	15,000
Ellen Glover	30,000	$18.31	$253,000	10,000
Gerald Croan	30,000	$18.31	$253,000	10,000

(1)	Based on the closing stock price of $25.30 on the date of grant.

As shown above, in 2007 the Committee used a mix of restricted stock and option awards as its vehicle for equity incentive compensation. Since stock options have value only to the extent the price of the Company stock on the date of exercise exceeds the exercise price on the date of grant, they strongly tie an executive’s compensation to stock price growth and greater stockholder value. The 2007 stock option awards were granted effective March 23, 2007. The grants vest in three equal annual installments, beginning on the anniversary of the grant date. The Committee intends to make all future annual awards at a predetermined quarterly meeting of the Committee. Newly-hired named executive officers who are eligible to receive equity awards are granted such awards at the next regularly scheduled Committee meeting following their hire date or upon their hire date.

Options are awarded at the NASDAQ Exchange’s closing price of the Company’s common stock on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. The Committee has adopted a policy that grants of stock options will be made on the third Monday of a month, unless such date falls within a Company black-out period. Under such circumstance, the grant date shall be three business days after the release of earnings.

The named executive officers also received grants of restricted stock on November 12, 2007, vesting in three equal installments beginning on the anniversary of the grant date.

Prior to making the fiscal 2007 restricted stock awards, the Committee reviewed the survey data provided by our compensation consultant, Towers Perrin, which indicated that, on average, we were at or slightly below market in 2006 on equity-based compensation (with the exception of the CFO’s long-term equity awards), when compared to the 50th percentile of our selected peer group. With the addition of the restricted stock awards in late 2007, we will likely be above the 50th percentile for 2007. The Committee prefers to have a lower than market base salary for its named executives, balanced by the opportunity for higher at-risk portions of compensation in the form of bonuses and equity incentive compensation. This provides greater incentive for successful individual and company performance. For 2006, our CEO’s pay mix was 50% long-term equity incentive awards compared to 28% by our peers. Similarly, other named executives of the Company had 35% of their pay mix as long-term equity incentive awards, compared to 25% of our peers. The Committee intends to continue this incentive-based approach to executive compensation.

Special Event Bonuses

No special event bonuses were granted for 2007, although special event bonuses were granted in 2006 and are reflected in the Summary Compensation Table accordingly. The Company’s incentive plan in effect at the time was amended in 2004 to include a feature designed to generate an additional pool for bonuses upon achievement of certain Company transactions providing liquidity for the Company’s stockholders. This amendment was designed primarily to incentivize performance that would make such a transaction more likely. It was also in part in consideration of bonus opportunities from prior years that had been deferred. In 2006, this feature generated an additional bonus pool of $2.7 million as a result of our initial public offering. Our named executives who participated in this 2006 pool were as follows: Mr. Kesavan, $700,000; Mr. Wasson, $400,000; and Mr. Stewart, $250,000. These bonuses are included under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2006. This plan was terminated at the end of 2006, and the Committee does not plan to adopt any similar special event bonus at this time.

Retirement and Other Benefits

Savings Plan. Our senior executives participate in our tax-qualified profit-sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the terms of this plan, eligible employees may elect to contribute up to 70% of their eligible compensation as salary deferral contributions to the plan, subject to statutory limits. We make matching contributions each pay period equal to 100% of an employee’s contributions up to the first 3% of the employee’s compensation and we also make matching contributions equal to 50% of the employee’s contributions up to the next 2% of the employee’s compensation. We do not make matching contributions for employee contributions in excess of 5% of the employee’s compensation. Our contributions to these plans for our named executives are included under the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Perquisites. The Company does not provide any material perquisites or personal benefits to its executive officers.

Severance Benefits. We have entered into severance protection agreements with Messrs. Kesavan, Wasson and Stewart. We believe these agreements, which provide severance protection upon a change in control, serve to promote stability and continuity among senior executives. We also have an employment agreement with Mr. Kesavan that provides severance benefits in certain situations. The terms of these agreements and information regarding applicable payments under such agreements are provided under “Potential Payments upon Termination or Change in Control” on page 19.

Summary Compensation Table

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Sudhakar Kesavan,	2007	395,695	1,500,000	232,550	97,341	—	6,237	2,231,823
Chairman & Chief Executive Officer	2006	367,501	1,000,000	52,007	—	700,000	6,417	2,125,925

John Wasson,	2007	333,173	1,000,000	124,463	87,607	—	9,360	1,554,603
Executive Vice President – Chief Operating Officer	2006	288,374	600,000	26,004	—	400,000	9,160	1,323,538

Alan Stewart,	2007	261,414	600,000	113,546	87,607	—	5,846	1,068,413
Chief Financial Officer	2006	218,526	400,000	26,004	—	250,000	6,087	900,617

Ellen Glover,	2007	258,649	150,000	49,033	58,405	—	9,493	525,580
Executive Vice President – Technology & Management Solutions	2006	251,736	165,000	131,511	—	—	9,184	557,431

Gerald Croan,	2007	223,816	100,000	57,355	58,405	—	307,169	746,745
Executive Vice President – ICF Caliber	2006	192,308	80,000	8,671	—	—	6,836	287,815

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for 2007, in accordance with FAS 123(R) of the vesting of shares of restricted stock in 2007. Assumptions used in the calculation of the amounts are included in Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) in 2007 for each named executive, based upon a fair value using the Black-Scholes option pricing model. For further information on the assumptions used to compute fair value, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Options vest in three equal annual installments beginning one year from the date of grant, which for all options shown was March 23, 2007.

(3)	For 2006, the amounts in this column reflect amounts paid as our special event bonuses, which are discussed under “Compensation Discussion and Analysis.”

(4)	Details of the amounts reported in the “All Other Compensation” column for 2007 are provided in the table below. The aggregate perquisite amount for each executive officer was less than $10,000.

	Sudhakar Kesavan	John Wasson	Alan Stewart	Ellen Glover	Gerald Croan
Imputed Income	$552	$360	$468	$552	$905
Employer Contributions to 401(k) Plan	4,135	9,000	5,378	8,941	6,264
Caliber Non-Compete Bonus	—	—	—	—	300,000
Life Insurance Premiums	1,550	—	—	—	—

Grants of Plan-Based Awards

The following table provides information concerning all award grants made to the Company’s named executive officers in the 2007 fiscal year.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock (#) (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	3/23/07	—	50,000	$18.31	$390,575	(1)
	11/12/07	35,000	—	—	$885,500	(3)

Alan Stewart, Chief Financial Officer	3/23/07	—	45,000	$18.31	$351,518	(1)
	11/12/07	15,000	—	—	$379,500	(3)

John Wasson, Executive Vice President—Chief Operating Officer	3/23/07	—	45,000	$18.31	$351,518	(1)
	11/12/07	25,000	—	—	$632,500	(3)

Gerald Croan, Executive Vice President—ICF Caliber	3/23/07	—	30,000	$18.31	$234,345	(1)
	11/12/07	10,000	—	—	$253,000	(3)

Ellen Glover, Executive Vice President—Technology & Management Solutions	3/23/07	—	30,000	$18.31	$234,345	(1)
	11/12/07	10,000	—	—	$253,000	(3)

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) based upon a fair value of each option of $7.8115 using the Black-Scholes option pricing model. For further information on the assumptions used to compute the fair value, see Note J to the notes to the consolidated financial statements contained in our Annual Report on Form 10-K.

(2)	The restricted stock award vests in three equal annual installments on each November 12, beginning November 12, 2008.

(3)	Computed in accordance with FAS 123(R) and therefore represents the market value of the shares on the date of grant, based upon the Company’s closing stock price of $25.30.

Employment Agreement

We entered into an amended and restated employment agreement with Sudhakar Kesavan as of the effective date of our initial public offering on September 27, 2006. The agreement provides that Mr. Kesavan will serve as our Chief Executive Officer, President and Chairman of the Board of Directors and he will receive a base salary of $375,000 per year, with at least a $25,000 increase in 2007 and annual increases at least equal to increases in the consumer price index each subsequent year. The Compensation Committee may further increase Mr. Kesavan’s base salary under that agreement. Mr. Kesavan will also be eligible to receive annual incentive bonuses equal to up to 100% of his base salary in the discretion of the Compensation Committee. We are also required to maintain a life insurance policy in an amount of at least $1 million, payable to Mr. Kesavan’s immediate family. Either we or Mr. Kesavan may terminate this agreement by giving 45 days’ notice to the other. The benefits that Mr. Kesavan and other executive officers will receive upon termination of their employment or change in control are described under “Potential Payments upon Termination or Change in Control.”

On October 1, 2005, we entered into an employment agreement with Gerald Croan. The agreement provided for Mr. Croan to receive a base salary of $194,000 per year. The employment agreement with Mr. Croan expired October 1, 2007.

Option Awards

Effective March 23, 2007, we entered into incentive stock option award agreements pursuant to the 2006 Long-Term Incentive Plan with each of our named executives. We granted options to purchase 50,000 shares of common stock to Sudhakar Kesavan, options to purchase 45,000 shares of common stock to both John Wasson and Alan Stewart, and options to purchase 30,000 shares of common stock to both Gerald Croan and Ellen Glover. All of these awards have an exercise price of $18.31 per share. The awards vest in three equal installments beginning on the anniversary date.

Restricted Stock Agreements

Effective November 12, 2007, we entered into restricted stock award agreements with each of the named executives. Under these agreements, pursuant to our 2006 Long-Term Incentive Plan, we granted 35,000 restricted shares of common stock to Sudhakar Kesavan, 25,000 restricted shares of common stock to John Wasson, 15,000 restricted shares of common stock to Alan Stewart and 10,000 restricted shares of common stock to Gerald Croan and Ellen Glover. These grants of restricted stock will vest equally over a period of three years, subject to acceleration if we terminate the respective officer without cause or if the officer terminates his or her employment for good reason following a change in control. The officers generally will have all the rights and privileges of a stockholder with respect to the restricted stock, including the right to receive dividends and to vote.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options—Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
	111,667		5.00	6/30/2009
Sudhakar Kesavan,	22,333		5.00	6/30/2010
Chairman & Chief Executive Officer	22,333		5.00	9/08/2011
	25,429		6.10	4/05/2012
	21,936		6.10	1/01/2013
	22,333		6.10	6/30/2012	33,333	(2)	841,992
		50,000	18.31	3/22/2017	35,000	(5)	884,100

	10,000		5.00	7/09/2011
Alan Stewart,	9,000		6.10	1/01/2012
Chief Financial Officer	11,000		6.10	1/01/2013
	15,000		7.34	1/01/2014
	5,000		9.05	12/22/2015	16,666	(2)	420,983
		45,000	18.31	3/22/2017	15,000	(5)	378,900

John Wasson,	14,600		5.00	12/20/2009
Executive Vice President - Chief Operating Officer	7,500		5.00	1/04/2010
	10,000		5.00	1/01/2011
	6,000		6.00	1/01/2011
	10,171		6.10	4/05/2012
	10,000		6.10	1/01/2012
	19,500		6.10	1/01/2013
	20,000		7.34	1/01/2014	16,666	(2)	420,983
		45,000	18.31	3/22/2017	25,000	(5)	631,500

Gerald Croan,	—		—	—	10,000	(3)	252,600
Executive Vice President - ICF Caliber		30,000	18.31	3/22/2017	10,000	(5)	252,600

Ellen Glover,	20,000		7.34	9/01/2015	10,000	(4)	252,600
Executive Vice President - Technology & Management Solutions		30,000	18.31	3/22/2017	10,000	(5)	252,600

(1)	Based upon the closing market price of our common stock on the Nasdaq on December 31, 2007, which was $25.26.

(2)	The unvested shares reflected are time-based restricted shares that will vest in two remaining equal installments on September 27, 2008 and 2009.

(3)	The unvested shares are time-based restricted stock units, one-third of which will vest on October 27, 2008 and two-thirds will vest on October 27, 2009.

(4)	The unvested shares are time-based restricted stock units, one-third of which will vest on September 27, 2008 and two-thirds will vest on September 27, 2009.

(5)	The unvested shares reflected are time-based restricted shares that will vest in three equal installments on November 12, 2008, 2009 and 2010.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2007. There were no stock option exercises by our named executive officers during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Sudhakar Kesavan, Chairman & Chief Executive Officer	16,667	461,676
Alan Stewart, Chief Financial Officer	8,334	230,852
John Wasson, Executive Vice President—Chief Operating Officer	8,334	230,852
Gerald Croan, Executive Vice President—ICF Caliber	—	—
Ellen Glover, Executive Vice President—Technology & Management Solutions	—	—

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Options	1,043,561		$8.48	—
Rights	890,665	(1)	—	—
Total				190,218	(2)

(1)	92,665 restricted stock awards that have been granted are not included in this amount because they are shown on our financial statements as issued and outstanding.

(2)	Our 2006 Long-Term Equity Incentive Plan provides for automatic increases each January 1, commencing January 1, 2007, in the number of shares available for grant by up to 3% of the number of shares issued and outstanding on that date, unless the Board of Directors opts to increase the shares available under the Plan by a lesser amount. This number represents 45.7% of the shares remaining from the 416,241 shares registered pursuant to the 2007 evergreen provision. Subsequent to December 31, 2007, the Board of Directors opted to increase the shares available under the Plan by 1.5%, or 217,973 shares, on March 10, 2008 pursuant to the 2008 evergreen provision, which is not reflected in this table. The number of securities remaining available for future issuance is not limited by plan category.

Potential Payments upon Termination or Change in Control

We maintain employment agreements, severance agreements and change in control agreements with certain of our named executive officers who also participate in our long-term incentive plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 31, 2007, and that the relevant stock price is the closing market price for our common stock on the NASDAQ on December 31, 2007, which was $25.26.

Payments Pursuant to Employment Agreements

Sudhakar Kesavan. We entered into an amended and restated employment agreement with Mr. Kesavan on September 27, 2006, under which he serves as our President, CEO and Chairman of the Board of Directors. If we terminate Mr. Kesavan’s employment for cause, we will not be obligated to make any payments to him other than salary and bonus accrued but not yet paid as of the termination date, continue insurance benefits as required by law, vesting of options and other equity awards through the date of termination and reimbursement for any outstanding reasonable business expense he has incurred in performing his duties. As defined in the employment agreement, “cause” means the following: (i) material violation of our written policies; (ii) willful conduct materially and demonstrably injurious to the Company; (iii) being charged with certain criminal conduct; or (iv) abuse of drugs or alcohol in the workplace.

If we terminate Mr. Kesavan’s employment without cause or Mr. Kesavan terminates his employment for “good reason,” Mr. Kesavan will receive the following: (i) the amounts he would have received if terminated for cause; (ii) 24 times his monthly base salary at the rate in effect on his last employment date, half of which is paid in a lump sum six months after termination and the balance paid in approximately equal installments over the following 18 months on the Company’s regularly scheduled payroll dates; (iii) accelerated vesting of all outstanding options and restricted stock awards; (iv) a pro rata share of his bonus for the fiscal year in which he was terminated payable in a lump sum on the later of the (a) date that is 90 days following the end of that fiscal year or (b) date that is six months after the date of such termination; and (v) continuation of Mr. Kesavan’s family health and dental insurance policy in effect as of the date of termination for 24 months following termination. Termination by the Company without cause includes: (i) any reason other than cause (as defined in the agreement and summarized above); (ii) death of Mr. Kesavan; or (iii) in the Company’s sole discretion, if Mr. Kesavan becomes disabled (as defined in the agreement). Termination by Mr. Kesavan for good reason is any voluntary termination by Mr. Kesavan upon 45 days’ written notice to the Company.

Mr. Kesavan’s employment agreement requires that he comply with certain covenants and requirements upon termination. Mr. Kesavan must maintain the confidentiality of all of our information and must not solicit present or prospective clients or employees for a period of two years following termination.

Name	Pro Rata Bonus Share	Severance	Welfare Benefits	Unvested and Accelerated Awards
S. Kesavan
Without Cause (1)	$400,000	$800,052	$6,879	$2,989,092
Death or Disability	400,000	800,052	6,879	2,989,092

(1)	Termination without cause includes a resignation for good reason as defined under the employment agreement.

Payments Pursuant to Severance Letter Agreements

We have entered into severance agreements with John Wasson and Alan Stewart. Both are entitled to certain payments in the event of termination by the Company other than for cause (as defined in the Severance

Protection Agreements discussed below) or a voluntary resignation after a material adverse change in job responsibilities, compensation or work location. In the event of a termination under these agreements, both executives are entitled to (i) continuation of salary for 12 months or, if greater, the period during which they are subject to non-compete obligations, and (ii) an amount equal to the average annual bonus paid to each executive over the three years prior to his termination. In addition, both executives are entitled to accelerated vesting of all stock options, restricted stock and other equity awards and continuation of health and dental insurance for as long as salary continues to be paid under the agreement.

Payment of these severance benefits are subject to Mr. Wasson’s and Mr. Stewart’s compliance with certain covenants and requirements upon termination. These agreements expire on December 20, 2008.

Ms. Glover and Mr. Croan do not have severance or employment agreements. They are entitled to receive benefits under our Senior Executive Officers’ Severance Plan, depending on their tenure at the time of termination. Under this plan, if Ms. Glover’s employment is terminated without cause, she is entitled to receive four months of salary. If Mr. Croan’s employment is terminated without cause, he is entitled to receive nine months of salary. In addition, health insurance coverage would continue for the period of both Ms. Glover’s and Mr. Croan’s salary continuation.

Name	Salary Continuation	Bonus Payment	Welfare Benefits	Unvested and Restricted Stock Units
J. Wasson (1)	$340,038	$401,667	$16,127	$2,189,183
A. Stewart (1)	270,046	246,667	5,076	1,936,583
E. Glover	86,674	140,000	—	1,263,000
G. Croan	172,536	80,000	7,922	1,263,000

(1)	Salary continuation may be extended based on the term of the non-compete not yet negotiated.

Payments in the Event of Death, Disability or Retirement

If any named executive retires, dies or becomes disabled while employed by us, any unvested options held by that executive will become exercisable immediately.

Payments in the Event of a Change in Control

On September 27, 2006, entered into severance protection agreements with Messrs. Kesavan, Wasson and Stewart that provide for payments upon a change in control. In the event payments are made pursuant to these agreements, those payments supersede any other agreement between us and the named executive.

Under the severance protection agreements, Messrs. Kesavan, Wasson and Stewart will receive certain payments and benefits if they are terminated without cause or resign for good reason within 24 months following a change in control. A change in control is defined as follows: (i) the acquisition by an individual, group or entity of beneficial ownership of 35% or more of our outstanding voting shares (not including any acquisition from us, by us or our subsidiaries or by our employee benefit plan), (ii) the members of the board of directors in place as of August 31, 2006 (or board members’ approval or recommended by such directors) cease to constitute a majority of the board, subject to certain circumstances, (iii) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement, or (iv) approval by our stockholders of a liquidation or dissolution of the Company.

Termination without cause means any termination other than one for (i) material violation of our written policies, (ii) willful conduct materially and demonstrably injurious to the Company, (iii) being charged with certain criminal conduct, or (iv) drug or alcohol abuse in the workplace. Termination for “good reason” includes (i) material adverse change in the executive’s job duties or responsibilities, compensation or location of employment, (ii) bankruptcy of the Company, (iii) breach by the Company of the severance protection agreement, or (iv) failure to require any successor of the Company to assume the severance protection agreement.

In the event of a change of control and a termination of the employment of Messrs. Kesavan, Wasson or Stewart without cause or their resignation with good reason within 24 months of the change in control, the executives will be entitled to the following payments:

•	salary earned through date of termination and pro rata bonus for the year of termination;

•	lump-sum payment equal to three times the executive’s average annual W-2 compensation during the three years prior to the termination (or such lesser period as the executive has been employed);

•

continued coverage for three years after termination for the executive, executive’s dependents and beneficiaries under life and medical insurance programs as provided to the Company to similarly situated executives during the continuation of such coverage;

•	outplacement services for a period of 12 months, or the executive’s first acceptance of an employment offer, if shorter; and

•	acceleration of vesting of all equity awards granted to the executive as provided for in our 2006 Incentive Compensation Plan.

Further, adjustment shall be made to maximize a named executive officer’s compensation that is payable in the event of a change in control and that is subject to Section 280(G) of the Code.

These agreements terminate on December 31, 2008, provided that on December 31, 2008 and each anniversary thereafter, the term shall automatically be extended for one additional year unless, not later than October 1 of such year, the Company or executive shall give notice of termination. Additionally, if a change in control occurs during the term, then such term will be extended to the date two years after the change in control event.

During the time an executive receives payment under these agreements, the executive agrees not to solicit employees from our successor and to maintain the confidentiality of our and our successor’s information. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

Name	Pro Rata Bonus	Lump-Sum Payment	Welfare Benefits	Unvested and Restricted Awards
S. Kesavan	$1,500,000	$3,024,851	$20,318	$2,989,092
J. Wasson	1,000,000	1,991,074	58,382	2,189,183
A. Stewart	600,000	1,398,802	26,487	1,936,583

Director Compensation

The following discussion outlines the compensation that was paid to non-employee directors during 2007, as well as our anticipated director compensation structure for 2008. The compensation for our Board of Directors is evaluated in the fall of each year, and becomes effective October 1. Therefore, for purposes of the below discussion, references to 2007 Board compensation and fees refer to the period ended September 30, 2007, and references to 2008 Board compensation and fees refer to the period from October 1, 2007 through September 30, 2008.

Directors who are employed by us will not receive additional compensation for their service on the Board. All directors are entitled to reimbursement of expenses for attending each meeting of the Board and each committee meeting. Our policies for the compensation of directors are reviewed annually by our Compensation Committee, and any changes in those policies will be approved by the entire Board.

Fiscal Year 2007

Cash Compensation. Our non-employee directors each received annual retainers of $24,000, payable quarterly, covering up to four regular Board meetings, one annual meeting and a reasonable number of special Board meetings. Additional retainers, if any, for additional meetings is determined by the Board of Directors or the Compensation Committee. No additional retainer for 2007 was issued. The chair of the Audit Committee received $8,000 annually, and each other Audit Committee member received $4,000 annually, payable in equal quarterly installments. The chair of the Compensation Committee received $6,000 annually and each other Compensation Committee member received $3,000 annually, payable in equal quarterly installments. Members of our Mergers and Acquisitions Committee received $10,000 annually, payable in equal quarterly installments. The chair of the Mergers and Acquisitions Committee does not receive additional compensation above the amount received by other committee members.

Restricted Stock Grants. Non-employee members of the Board, upon first being elected to the Board, receive an initial grant of restricted shares of common stock with a fair market value equal to three times the annual cash retainer amount. These initial grants of restricted stock vest equally over a period of three years, subject to acceleration upon events such as a change of control. Starting with their second year of service, non-employee directors receive annual grants of restricted stock with a fair market value equal to the annual cash retainer amount. These annual restricted stock grants will vest immediately.

Board members are encouraged to own an amount of shares equal to three times their annual Board compensation and may elect to convert their quarterly cash compensation into our common stock at the fair market value of our common stock on the quarterly payment date.

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2007 fiscal year. Accordingly, Mr. Feldt and Ms. Auen, who joined our Board of Directors in March 2008, are not included in the below table. Non-employee directors did not receive any equity awards during fiscal year 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Dr. Edward H. Bersoff	39,750	71,972	111,722
Dr. Srikant M. Datar	31,250	71,972	103,222
Joel R. Jacks	39,500	71,972	111,472
David C. Lucien	36,125	71,972	108,097
Peter M. Schulte	42,250	71,972	114,222

(1)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), of restricted stock awards granted in and prior to 2007.

Fiscal Year 2008

In the fall of 2007, in connection with Towers Perrin’s review of our named executive compensation practices, we also asked the firm to review our non-employee directors’ compensation structure and practices. To conduct this review, Towers Perrin evaluated our 2007 director compensation to the same 14 peer companies that it reviewed for our named executives’ comparison, among which, based on 2007 projected revenues, we fall at the 61st percentile. See “—Implementing Our Objectives” for a list of these peer companies. Our 2007 total remuneration of approximately $69,000 per director fell at the bottom of our peer group at the 5th percentile. In an effort to position our director compensation at the 50th percentile level for 2008, we increased our non-employee director retainer amounts, with the exception of our Mergers and Acquisition Committee retainer, which we reduced by $2,000.

The new fees to be paid to our non-employee directors beginning October 1, 2007, are shown below.

	Ending September 30, 2007	From October 1, 2007 to September 30, 2008	Annual % Change
Board Cash Retainer	$24,000	$36,000	50%
Audit Committee Member Retainer	4,000	5,000	25
Audit Committee Chair Retainer (extra)	4,000	15,000	275
Compensation Committee Member Retainer	3,000	5,000	67
Compensation Committee Chair Retainer (extra)	3,000	8,000	167
Mergers & Acquisition Committee Member Retainer	10,000	8,000	(20)

The initial grant of restricted shares of common stock to new non-employee members of the Board will remain at the fair market value equal to three times the annual cash retainer amount, vesting equally over a period of three years. However, starting with their second year of service, non-employee directors will now receive annual grants of restricted stock with a fair market value equal to $48,000, which will vest immediately.

C OMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and was appropriate for incorporation by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Compensation Committee

David C. Lucien, Chairman
Dr. Edward H. Bersoff
Peter M. Schulte

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees incurred for services provided by Grant Thornton for the fiscal years ended December 31, 2006 and 2007.

	2006	2007
Audit Fees	$1,051,030	$985,788
Audit-Related Fees	35,013	—
Tax Fees	703,207	376,135
All Other Fees	—	—

Total	$1,789,250	$1,361,923

The following is a description of the nature of the services related to the fees disclosed in the table above. The Audit Committee has considered whether Grant Thornton’s provision of non-audit services is compatible with maintaining its independence. All of the non-audit services provided by our independent auditor were pre-approved by the Audit Committee on a case-by-case basis. The Audit Committee expects to develop and adopt a formal pre-approval policy.

Audit Fees

These are fees for professional services rendered by Grant Thornton for the audits of our annual consolidated financial statements, the audit of internal controls over financial reporting, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, and audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements. For fiscal year 2006, the amount includes fees incurred in connection with our initial public offering, which closed on October 3, 2006.

Audit-Related Fees

These are fees for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include employee benefit plan and other audits

Tax Fees

These are fees for professional services rendered by Grant Thornton with respect to tax compliance, tax advice and tax planning. These services include the preparation and review of tax returns, tax assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees

There are no fees for other services rendered by Grant Thornton that do not meet the above category descriptions.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Grant Thornton LLP, the consolidated financial statements of ICF International, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has (a) discussed with Grant Thornton those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (b) received from Grant Thornton the written communications required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and (c) discussed with Grant Thornton its independence from us and our management. Grant Thornton has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Audit Committee

Dr. Edward H. Bersoff, Chairman
Dr. Srikant M. Datar
David C. Lucien

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon our review of copies of the reports we received and written representations provided to us from the individuals required to file such reports, we believe that each of our executive officers, directors and greater than 10% stockholders has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2007.

STOCKHOLDERS’ PROPOSALS FOR THE 2009 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2009 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 30, 2008, or, if next year’s annual meeting is held on a date more than 30 calendar days from June 5, 2009, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 60 days nor more than 90 days before the date of the annual meeting. However, if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A copy of the bylaws may be obtained from the Company.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $6,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your own shares in “street name” and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record.

ICF INTERNATIONAL, INC.

/s/ JUDITH B. KASSEL
Judith B. Kassel Secretary

ICF International, Inc.

c/o Corporate Election Services

P.O. Box 1150

Pittsburgh, PA 15230

Proxy must be signed and dated below.

Ü    Please fold and detach card at perforation before mailing.    Ü

Proxy	Annual Meeting of Stockholders of ICF International, Inc. June 5, 2008 This Proxy is solicited on behalf of the Board of Directors	Proxy

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated April 28, 2008, and revoking all prior proxies, hereby appoints Joel R. Jacks and Sudhakar Kesavan (with full power to act alone and with power of substitution and revocation) to represent the undersigned and to vote, as designated on this proxy card, all shares of common stock of ICF International, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ICF International, Inc. to be held at 10:00 a.m., local time, on Thursday, June 5, 2008 at the offices of ICF International, Inc., located at 9300 Lee Highway, Fairfax, Virginia, 22031.

Signature

Signature

Date:                      , 2008

Please sign exactly as name is shown to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

VOTING INSTRUCTIONS ON REVERSE SIDE

YOUR VOTE IS IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.

Proxy must be signed and dated on the reverse side.

Ü    Please fold and detach card at perforation before mailing.    Ü

ICF INTERNATIONAL, INC.	PROXY

If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing. If you are a beneficial owner of ICF International common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

The Board of Directors recommends a vote FOR Proposals 1 and 2 to be voted upon at the Annual Meeting.

1. PROPOSAL 1: ELECTION OF DIRECTORS

Nominees:	(1) Dr. Edward H. Bersoff	(2) David C. Lucien
☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY
(except as shown to the contrary below)		to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below

2. PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

❑    Please check here if you plan to attend the Annual Meeting.

Continued on reverse side